Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries (“Partnership”) dated February 29, 2016, November 9, 2016 as to the effects of the restatement discussed in Note 2, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), and our report relating to the effectiveness of the Partnership’s internal control over financial reporting dated February 29, 2016, November 9, 2016, as to the effects of the material weaknesses described in Management’s Report on Internal Control Over Financial Reporting (as revised), (which report expresses an adverse opinion on the effectiveness of the Partnership’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A of the Partnership for the year ended December 31, 2015.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

December 15, 2016